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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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JOHNSON OUTDOORS, INC.
(Name of Registrant as Specified in its Charter)

____________________________________________________________
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Filed by Johnson Outdoors Inc.

        On March 7, 2005, Johnson Outdoors Inc. (the “Company”) issued a press release (the “Press Release”) announcing that it had sent a letter to shareholders of the Company respecting the Agreement and Plan of Merger providing for the merger of JO Acquisition Corp., a Wisconsin corporation, with and into the Company. Under the terms of the proposed merger, public shareholders of Johnson Outdoors would receive cash for their shares, and the members of the Johnson family would acquire 100% ownership of Johnson Outdoors. A copy of the Press Release follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

FOR IMMEDIATE RELEASE

CONTACT:	CYNTHIA GEORGESON 262-631-6600

JOHNSON OUTDOORS SENDS LETTER TO SHAREHOLDERS

Recommends That Shareholders Vote For the Proposed Merger at the
Special Shareholder Meeting Scheduled For March 22, 2005

Racine, Wisconsin, March 7, 2005 – JOHNSON OUTDOORS INC. (Nasdaq: JOUT) today announced that it has mailed the following letter to all Johnson Outdoors shareholders regarding the Company’s proposed merger with JO Acquisition Corp.

Dear Johnson Outdoors Shareholder:

On March 22, 2005, shareholders will make an important decision regarding the future of Johnson Outdoors. A special shareholder meeting is being held that day to consider the proposed merger between Johnson Outdoors and JO Acquisition Corp. Your vote is very important and will help to determine the future of the Company.

Under the terms of the proposed merger, which was announced on October 29, 2004, all shareholders of Johnson Outdoors, other than JO Acquisition Corp. and members of the Johnson family (the Buy-Out Group), would receive $20.10 per share in cash, and the Buy-Out Group would acquire 100% ownership of Johnson Outdoors.

The members of your Board of Director’s special committee of independent directors, after careful deliberation and consultation with our expert outside financial and legal advisors, determined that the proposed merger is fair to and in the best interests of the unaffiliated shareholders of Johnson Outdoors. Following our unanimous recommendation of the merger proposal, the Board of Directors of Johnson Outdoors approved the merger agreement. The entire Board of Directors believes the $20.10 offer price appropriately values your investment and recommends that shareholders vote FOR approval of the merger agreement.

Additionally, on March 2, 2005, Institutional Shareholder Services (ISS), the nation’s leading independent proxy advisory firm, recommended that Johnson Outdoors shareholders vote FOR Johnson Outdoors’ proposed merger with JO Acquisition Corp. In its report, ISS stated, “Based on our review of the terms of the transaction . . . in particular the premium paid to current shareholders and the procedural safeguards taken in negotiating the terms, we believe that the merger agreement warrants shareholder support.”*

* Permission to use quotation neither sought nor obtained.

This is how and why the special committee reached its determination that the merger proposal is in the best interest of Johnson Outdoors’ shareholders:

•	Careful Consideration — The special committee met no fewer than 21 times to consider the proposed merger and rejected two lower offers from the Johnsons before recommending acceptance of the final $20.10 per share offer. We considered the proposal not only in relation to the then-current market price of Johnson Outdoors common stock, but also in relation to the then-current value of Johnson Outdoors in a freely negotiated transaction and the future value of Johnson Outdoors as an independent entity, among other factors.

•	Outside Advisors — Throughout this process, we relied on the advice and counsel of our outside financial and legal advisors, William Blair &Company and Skadden, Arps, Slate, Meagher & Flom, respectively. Both firms were retained after a careful selection process.

•	Thorough Evaluation — William Blair undertook a thorough financial analysis that included a review of Johnson Outdoors’ historical stock price performance as well as a number of other analyses. Based on these analyses, William Blair concluded in its written opinion dated October 28, 2004 that the merger consideration of $20.10 per share in cash was fair, from a financial point of view, to the shareholders of Johnson Outdoors other than the Buy-Out Group.

The all-cash price of $20.10 per share represents a 21.2% premium to the average closing price of Johnson Outdoors Class A common stock for the 30 days prior to the Buy-Out Group’s initial $18.00 offer and a 53.7% premium to the 52-week average closing price prior to the February 20, 2004 announcement of the offer.

Among other required votes, approval of the merger agreement requires the affirmative vote of 66 2/3 % of the votes entitled to be cast at the special meeting by shareholders other than members of the Buy-Out Group. Your vote is very important. We hope you will take the time to complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope or complete your proxy by telephone, via the Internet, or by following the instructions on the proxy card. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares.

The special meeting of the shareholders of Johnson Outdoors Inc. will be held on March 22, 2005 at 9:30 a.m., Central time, at the Racine Marriott, Grand Ballroom, located at 7111 West Washington Avenue (Highway 20), Racine, Wisconsin 53406.

Thank you for your continued support of Johnson Outdoors throughout this process. Once again, we support the proposed merger agreement and encourage you to vote FOR the transaction before the March 22, 2005 meeting date.

Sincerely,

Thomas Pyle Chairman of the Special Committee of the Board of Directors of Johnson Outdoors Inc.

John M. Fahey, Jr. Member of the Special Committee of the Board of Directors of Johnson Outdoors Inc.

Terry E. London Member of the Special Committee of the Board of Directors of Johnson Outdoors Inc.

Shareholders with any questions should contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 825-8964

Banks & Brokers Call Collect: (212) 750-5833

ABOUT JOHNSON OUTDOORS INC.

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The Company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors’ familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Minn Kota® motors; Humminbird® fishfinders; SCUBAPRO® and UWATEC® dive equipment; and Eureka!® tents.

Visit Johnson Outdoors online at http://www.JohnsonOutdoors.com.

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward- looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; unanticipated issues related to the Company’s military tent business; the Company’s success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; unanticipated issues associated with the Company’s proposed going private transaction; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outstanding litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward- looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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